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                                                                       EXHIBIT 8

                             Form of Tax Opinion
                                    From
                   LeBoeuf, Lamb, Greene & MacRae, L.L.P.


                                212-424-8162


                                         June __, 1997


American Heritage Life Investment Corporation
AHL Financing
1776 American Heritage Life Drive
Jacksonville, Florida  32224

Merrill Lynch & Co., Inc.
Merrill Lynch World Headquarters
World Financial Center - North Tower
New York, New York  10281

         Re:     1,500,000 FELINE PRIDES(SM) of American Heritage
                 Life Investment Corporation and AHL Financing

Ladies and Gentlemen:

         We have acted as special United States tax counsel to American Heritage Life Investment Corporation, a Florida corporation ("AHLIC" or the "Company") and AHL Financing, a Delaware statutory business trust (the "Trust") in connection with the issuance of 1,500,000 FELINE PRIDES(SM) (the "Securities") consisting of a unit (referred to an Income PRIDES(SM)) comprised of the Purchase Contracts of AHLIC, obligating the holder to purchase a number of shares of common stock of AHLIC equal to the Settlement Rate or Cash Settlement Rate and obligating AHLIC to make Contract Adjustment Payments, and the Trust Preferred Securities with a stated liquidation amount of $50. In addition, we have assisted in preparing the Prospectus dated ________, 1997 (the "Prospectus") describing the Securities and including certain information regarding AHLIC and the Trust.
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American Heritage Life Investment Corporation
AHL Financing
June --, 1997
Page 2





         This opinion is being rendered pursuant to Section __ of the Underwriting Agreement dated June __, 1997 among the Company, the Trust and the Underwriters. All capitalized terms not otherwise defined herein have the meaning set forth in the Prospectus.


         The Trust Preferred Securities will represent a preferred undivided beneficial interest in the assets of the Trust, primarily consisting of the Junior Subordinated Debentures issued by AHLIC. AHLIC, as the Guarantor, will guaranty certain obligations of the Trust and the Company. The Trust Preferred Securities initially will be pledged to secure the obligations of the holders to purchase the Common Stock. A holder of the Securities may settle a Purchase Contract by presenting the related Trust Preferred Security to the Trust for repayment and to apply the proceeds therefrom in satisfaction of the Purchase Contract or by delivering cash to the Collateral Agent. In addition, a holder of the Securities may, at any time, substitute Treasury Securities, in a principal amount per Purchase Contract equal to the Stated Amount per Trust Preferred Security. Upon the substitution of Treasury Securities for Trust Preferred Securities as collateral, the Trust Preferred Securities will be released to the holder and thereafter are traded separately from the resulting Growth PRIDES. A holder of Growth PRIDES will have the right to subsequently recreate Income PRIDES by delivering a Growth PRIDES to the Purchase Contract Agent plus 20 Trust Preferred Securities per Growth PRIDES to the Collateral Agent in exchange for 20 Income PRIDES and the release of the underlying Treasury Securities to such holder.

                 On the Purchase Contract Settlement Date, ______ __, 2000, unless a holder of the Income PRIDES has settled the underlying Purchase Contract either through the early delivery of cash or has notified the Purchase Contract Agent of its intention to settle the related Purchase Contract with separate cash on the Purchase Contract Settlement Date and has so settled the related Purchase Contract, such a holder will be deemed to have requested





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American Heritage Life Investment Corporation
AHL Financing
June __, 1997
Page 3




the Trust to put the related Junior Subordinated Debenture to AHLIC, and the principal amount of such Junior Subordinated Debenture will automatically be applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract. However, to the extent that holders settle the Purchase Contracts with cash or have substituted Treasury Securities for the Trust Preferred Securities held by the Collateral Agent, the Trust Preferred Securities will not be redeemed on the Purchase Contract Settlement Date, and the holders of such Trust Preferred Securities will have the right on the Contract Purchase Settlement Date and for a period of 90 days thereafter to require the Trust to put to the Company the related Junior Subordinated Debentures or to hold the Junior Subordinated Debentures until maturity. Holders of Income PRIDES who settle the Purchase Contracts with cash or Treasury Securities will receive on the Purchase Contract Settlement Date 0.125% more shares of Common Stock per Purchase Contract than will be received by a holder of Income PRIDES who settles the related Purchase Contracts through the put of the Junior Subordinated Debentures and the redemption of the related Trust Preferred Securities.

         The Junior Subordinated Debentures will mature on _______ __, 2002 and will bear interest at the rate of __% per annum payable quarterly in arrears on each March 31, June 30, September 30 and December 31. Interest payments may be deferred from time to time by AHLIC for successive Extension Periods not extending beyond the stated maturity date of the Junior Subordinated Debentures. During any Extension Period, interest will continue to accrue and compound quarterly. During an Extension Period, AHLIC will be prohibited from paying dividends on or purchasing any of its capital stock and making certain other restricted payments until quarterly interest payments are resumed and all amounts due on the Junior Subordinated Debentures are made current. The Junior Subordinated Debentures will be subordinate in right, payment of principal and interest to all Senior indebtedness of AHLIC and will rank pari passu in right of





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American Heritage Life Investment Corporation
AHL Financing
June __, 1997
Page 4




payment with other subordinated debentures issued by AHLIC and with all unsecured trade creditors of AHLIC.

         In rendering our opinions, we have reviewed and relied upon the Prospectus, the Indenture, the Purchase Contract Agreement, the Pledge Agreement, the Guarantee, the AHLIC Officer's Certificate and a letter from Merrill Lynch & Co., Inc., dated as of the date hereof, and such other documents, agreements and matters of fact of law as we have deemed necessary or appropriate for purposes of rendering our opinions expressed herein.

         In such examination, we have assumed, without inquiry, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In addition, we have assumed the truth and accuracy of the representations, covenants and information contained in the documents and instruments described herein and that the transactions described in those documents or instruments will be carried out in accordance with their terms.



         Based on the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

                 (i) the Trust will be classified as a grantor trust for U.S. Federal income tax purposes and not as an association taxable as a corporation; for U.S. Federal income tax purposes, each holder of Trust Preferred Securities will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income any original issue discount accrued with respect to its allocable share of the Junior Subordinated Debentures;





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American Heritage Life Investment Corporation
AHL Financing
June __, 1997
Page 5





                 (ii) the Junior Subordinated Debentures will be classified for United States Federal income tax purposes as indebtedness of the Company, and interest on the Junior Subordinated Debentures will be deductible by the Company for Federal income tax purposes in accordance with the Company's method of accounting subject to any applicable limitations or restrictions; and

                 (iii) the statements set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, insofar as such statements purport to summarize the United States Federal income tax consequences of the purchase, ownership and disposition of the Securities provide a fair summary of such consequences.

         The above opinions are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, the Treasury regulations thereunder and published rulings and other decisions in effect as of the date hereof, all of which are subject to change, possibly retroactively. No assurance can be given that the Internal Revenue Service will not take positions contrary to our opinions. No opinion is expressed or implied with respect to any matter not expressly set forth herein. The opinions rendered herein are for your sole benefit and may not be relied upon by any other party or in any other transaction.


                                          Very truly yours,